UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 18, 2014

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 8.01 of this Report is incorporated by reference into this Item 3.02.

Item 8.01	Other Events

As described in American Superconductor Corporation’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2013, the Company entered into a Stipulation and Agreement of Settlement (the “Stipulation”) on November 19, 2013 to settle the private securities class action litigation pending against it in the United States District Court for the District of Massachusetts (the “Court”), which resolves the claims asserted against the Company, certain of its current and former officers and directors, and the underwriters in the previously disclosed putative securities class action consolidated complaint, Lenartz v. American Superconductor Corporation, et al., Docket No. 1:11-cv-10582-WGY. The terms of the Stipulation provide, among other things, a settlement payment by the Company of $10 million, $8.2 million of which already has been funded by the Company’s insurers and $1.8 million of which is to be paid through the issuance of 944,882 shares of its common stock (the “Settlement Shares”).

By Final Judgment and Order of Dismissal with Prejudice entered on May 5, 2014, the Court approved the terms of the Stipulation and dismissed this private securities class action litigation. In addition, the Court found that (i) the terms and conditions of the proposed issuance of the Settlement Shares are fair to those who receive these securities, and (ii) the terms and conditions of, and the procedures for, the proposed issuance of the Settlement Shares are fair. The effective date of the Stipulation was June 5, 2014 (the “Effective Date”).

Pursuant to the terms of the Stipulation, (i) on June 11, 2014, the Company made a cash payment of $477,165.20 for the decrease in value of the Settlement Shares (as calculated under the Stipulation) as of the Effective Date, and (ii) on June 18, 2014, the Company issued the Settlement Shares. The issuance of the Settlement Shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. The aforementioned payments by the Company represented the final amounts to be paid to the plaintiffs under the Stipulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: June 23, 2014	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer

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